November 2007
Filed pursuant to Rule 433 dated October 24, 2007
Relating to Preliminary Pricing Supplement No. 387 dated October 24, 2007 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index
Outperformance PLUS provide the opportunity to gain capped leveraged exposure to the relative outperformance of one index over another. If the selected index has outperformed the other index, investors will receive the stated principal amount of their investment plus a capped leveraged amount based on the relative outperformance.  If the selected index has underperformed the other index the investor will lose 1% for every 1% of relative underperformance.  The Outperformance PLUS do not offer any principal protection.
SUMMARY TERMS
Issuer:	Morgan Stanley
Original issue price:	$10 per Outperformance PLUS
Stated principal amount:	$10 per Outperformance PLUS
Pricing date:	November , 2007
Issue date:	November , 2007 (5 business days after the pricing date)
Maturity date:	December 20, 2008, subject to postponement for market disruption events
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
▪  If the OEX Index outperforms the RTY Index:
the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity; or
▪  If the OEX Index underperforms the RTY Index:
an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.

Maximum payment at maturity:	$11.80 to $12.00 (118% to 120% of the stated principal amount), as determined on the pricing date
Participation rate:	300%
Outperformance return:
The OEX Index return less the RTY Index return
▪  If the OEX Index outperforms the RTY Index, the outperformance return will be positive
▪  If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value
OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value
RTY Index initial value
OEX Index initial value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the pricing date.
OEX Index final value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the valuation date.
RTY Index initial value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.
RTY Index final value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the valuation date.
Valuation date:	December 18, 2008, subject to postponement for market disruption events
CUSIP:	617475322
Listing:
Application will be made to list these Outperformance PLUS on the American Stock Exchange LLC under the ticker symbol “RAO”, subject to meeting the listing requirements.  We do not expect to announce whether these Outperformance PLUS will meet such requirements prior to the pricing of these Outperformance PLUS.  If accepted for listing, these Outperformance PLUS will begin trading the day after the pricing date.

Minimum ticketing size:	100 Outperformance PLUS
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10.00	$0.15	$9.85
Total:	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Outperformance PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Outperformance PLUS.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT AND THE RELATED PROSPECTUS
SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 387 dated October 24, 2007
Prospectus Supplement dated July 24, 2007      Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Investment Overview

Outperformance PLUS
The Outperformance PLUS will not pay any interest and will not provide any principal protection. Instead, the Outperformance PLUS will pay a capped 300% leveraged return based on the positive difference, if any, between the percentage performance of the OEX Index relative to the percentage performance of the RTY Index.  If the OEX Index underperforms the RTY Index, the Outperformance PLUS will pay an amount which will be less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.  Accordingly, you will lose some or all of your investment if the OEX Index underperforms the RTY Index.  The Outperformance PLUS are based on relative performance.  Consequently, you will earn a positive return even if both indices go down over the term of the Outperformance PLUS as long as the OEX Index has decreased less than the RTY Index.  Similarly, you may earn a negative return even if both indices go up over the term of the Outperformance PLUS, if the OEX Index has increased less than the RTY Index.

Index Overview

OEX Index
The OEX Index is calculated by Standard and Poor’s.  It is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the OEX Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity market.

RTY Index
The RTY Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.

Information as of market close on October 22, 2007:

OEX Index		RTY Index
Bloomberg Ticker:	OEX	Bloomberg Ticker:	RTY
Current Index Closing Price:	702.63	Current Index Closing Price:	810.08
52 Weeks Ago:	636.01	52 Weeks Ago:	762.13
52 Week High Index Closing Value (on 10/9/07):	729.79	52 Week High Index Closing Value (on 7/13/07):	855.77
52 Week Low Index Closing Value (on 3/5/07):	630.47	52 Week Low Index Closing Value (on 11/2/06):	750.13

November 2007	Page 2

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Outperformance Return
The following graph plots the Outperformance Returns of the OEX Index relative to the RTY Index over rolling thirteen month periods commencing on each day in the ten year period from September 22, 1996 and to September 22, 2006.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the ten year period commencing on October 22, 1997 and ending on October 22, 2007 (e.g. the plot point for October 22, 2007 shows the Outperformance Return for the thirteen months from September 22, 2006 to October 22, 2007).

Outperformance Return Calculated for each day from October 22, 1997 to October 22, 2007

November 2007	Page 3

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Key Investment Rationale
For investors who believe stocks as represented by the OEX Index will outperform the stocks as represented by the RTY Index over the thirteen month term of the Outperformance PLUS, the Outperformance PLUS offer a capped 300% leveraged upside on any outperformance of the OEX Index over the RTY Index, with a 1% loss of principal amount for every 1% of underperformance by the OEX Index relative to the RTY Index.

Access
Provides an opportunity to express an outperformance view on the relative performance of one index over another regardless of each index's absolute performance over the term of the Outperformance PLUS.

Best Case Scenario
The OEX Index outperforms the RTY Index and the Outperformance PLUS redeem for a capped 300% leveraged return based on the difference between the percentage performances of the OEX Index and the RTY Index.

Worst Case Scenario	The OEX Index underperforms the RTY Index by 100% or more and the Outperformance PLUS redeem for zero payment.

Summary of Selected Key Risks (see page 11)

Structure Related Risks

▪	The Outperformance PLUS do not offer any principal protection

▪	Appreciation potential is limited by the maximum payment at maturity

▪	The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index

▪	Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index

Index Related Risks

▪	Adjustments to the OEX Index or the RTY Index could adversely affect the value of the Outperformance PLUS

▪	You have no shareholder rights

Secondary Market Related Risks

▪	Market price influenced by many unpredictable factors

▪
Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per Outperformance PLUS if you try to sell your Outperformance PLUS prior to maturity.

▪	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	Hedging and trading activity could potentially affect the value of the Outperformance PLUS

Other Risks

▪	The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain

▪	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests

November 2007	Page 4

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Fact Sheet
The Outperformance PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, offer no principal protection and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of Outperformance PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the performance of the OEX Index relative to the performance of the RTY Index at maturity.  The Outperformance PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Issue date:	Maturity date:
November , 2007	November , 2007 (5 business days after the pricing date)	December 20, 2008

Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Outperformance PLUS (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per Outperformance PLUS
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
•  If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity; or
•  If the OEX Index underperforms the RTY Index, an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.
Please see “How the Outperformance PLUS Work” on page 8.

Maximum payment at maturity:	$11.80 to $12.00 (118% to 120% of the stated principal amount), as determined on the pricing date
Participation rate:	300%
Outperformance return:
The OEX Index return less the RTY Index return
•  If the OEX Index outperforms the RTY Index, the outperformance return will be positive
•  If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value RTY Index initial value
OEX Index initial value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the pricing date.
OEX Index final value:
The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of the Securities—Valuation Date” in the preliminary pricing supplement.

RTY Index initial value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.
RTY Index final value:
The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of the Securities—Valuation Date” in the preliminary pricing supplement.

Valuation date:	December 18, 2008, subject to postponement for market disruption events
Risk factors:	Please see “Risk Factors” on page 11.

November 2007	Page 5

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

General Information
Listing:
Application will be made to list these Outperformance PLUS on the American Stock Exchange LLC under the ticker symbol “RAO”, subject to meeting the listing requirements.  We do not expect to announce whether these Outperformance PLUS will meet such requirements prior to the pricing of these Outperformance PLUS.  If accepted for listing, these Outperformance PLUS will begin trading the day after the pricing date.

CUSIP:	617475322
Minimum ticketing size:	100 Outperformance PLUS
Tax consideration:
Although the issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS.

Assuming this characterization of the Outperformance PLUS is respected, and subject to the discussion under “Risk Factors―Other Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement, the following U.S. federal income tax consequences should result:
•  A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the Outperformance PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Outperformance PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Outperformance PLUS for more than one year.
Please read the discussion under “Risk Factors―Other Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the Outperformance PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the stocks underlying the OEX Index and trading short in the stocks underlying the RTY Index, by taking positions in futures contracts on the OEX Index and the RTY Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activities will not affect the value of the OEX Index or the RTY Index and, therefore, adversely affect whether the OEX Index outperforms the RTY Index, the value of the Outperformance PLUS or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

November 2007	Page 6

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Syndicate Information
Issue Price of the Outperformance PLUS	Selling Concession	Principal Amount of Outperformance PLUS for any single investor
$10.0000	$0.150	<$999K
$9.9750	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.9500	$0.100	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Outperformance PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Outperformance PLUS.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 7

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

How the Outperformance PLUS Work
The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the OEX Index to the RTY Index, not of the standalone performance of the OEX Index or the RTY Index.  The outperformance return can be negative even when the OEX Index level has increased over the term of the Outperformance PLUS and can be positive even when the OEX Index level has declined.  Please see the “Examples – Relative Index Performances” below. The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following hypothetical terms:

Stated principal amount per Outperformance PLUS:	$10
Participation rate:	300%
Maximum payment at maturity:	$11.90

Payment at Maturity

November 2007	Page 8

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

How it works

▪
If the OEX Index outperforms the RTY Index so that the OEX Index return is equal to or greater than the RTY Index return, the outperformance return will be equal to or greater than zero and an investor will realize a payment at maturity based on that outperformance return and the participation rate, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at an outperformance return of approximately 6.33%.

▪	If the outperformance return is 5%, the investor would receive a 15% return, or $11.50.

▪	If the outperformance return is 25%, the investor would receive the hypothetical maximum payment at maturity of 119% of the stated principal amount, or $11.90.

▪
If the OEX Index underperforms the RTY Index so that the RTY Index return is greater than the OEX Index return, the payment at maturity will be an amount which is less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.

▪	If the outperformance return is – 15%, the investor would receive a – 15% return, or $8.50.

▪	If the outperformance return is – 100%, the investor would receive zero payment at maturity.

Examples– Relative Index Performances
The following examples demonstrate the effect of the relative performances of each of the OEX Index and RTY Index on your investment return and are based on the hypothetical terms set out on the preceding page.

	Example 1	Example 2	Example 3	Example 4	Example 5
OEX Index return:	7%	– 10%	30%	15%	5%
RTY Index return:	2%	– 15%	5%	30%	105%
Amount of outperformance:	5%	5%	25%	-	-
Amount of underperformance:	-	-	-	15%	100%
Outperformance return:	5%	5%	25%	– 15%	– 100%
Payment at maturity:	$11.50	$11.50	$11.90	$8.50	$0.00
Return on Outperformance PLUS:	15%	15%	19%	– 15%	– 100%

November 2007	Page 9

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

In Example 1, the OEX Index has increased 7% and the RTY Index has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

In Example 2, the OEX Index has decreased 10% and the RTY Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

Accordingly, even though the OEX Index has decreased over the term of the Outperformance PLUS, it has still outperformed the RTY Index and as such, you will receive a positive return on your investment.

In Example 3, the OEX Index has increased 30% and the RTY Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore the hypothetical maximum payment at maturity of $11.90, which represents a 19% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $11.90

Accordingly, even though the OEX Index has outperformed the RTY Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 119% of the stated principal amount (or $11.90).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the OEX Index has increased 15% and the RTY Index has increased 30%, giving an outperformance return of – 15% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  Because the OEX Index has underperformed relative to the RTY Index, the payment at maturity is therefore $8.50, which represents a – 15% return on the Outperformance PLUS.

Payment at maturity =  $10 times [1 + (– 15%)] = $8.50

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by amount proportionate to the underperformance.

In Example 5, the OEX Index has increased 5% and the RTY Index has increased 105%, giving an outperformance return of – 100% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $0.00, which represents a – 100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than – 100%, you will lose all of your investment in the Outperformance PLUS.

November 2007	Page 10

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Risk Factors
The Outperformance PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Outperformance PLUS.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the Outperformance PLUS and the suitability of such Outperformance PLUS in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the Outperformance PLUS.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.

Structure Specific Risk Factors

▪
The Outperformance PLUS do not pay interest nor guarantee return of principal. The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we will not pay you interest and will not offer any principal protection.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the OEX Index relative to the performance of the RTY Index.  If the OEX Index underperforms the RTY Index, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.

▪
Appreciation potential is limited.  The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $11.80 to $12.00, or 118% to 120% of the stated principal amount.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 118% to 120% of the stated principal amount for the Outperformance PLUS, the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds 6% to approximately 6.67%.

▪
The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index. The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index.  Accordingly, the OEX Index must increase over the term of the Outperformance PLUS by a greater percentage (or, if the RTY Index and the OEX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index.  If the OEX Index underperforms the RTY Index, you will lose some or all of your money on your investment even if the OEX Index has increased over the term of the Outperformance PLUS.  In addition, price movements in either index will affect the payment at maturity and a decrease in the OEX Index combined with an increase in the RTY Index will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.

▪
Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index. Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index or their respective component stocks.  Unlike a direct investment in the OEX Index or the RTY Index, if the OEX Index underperforms the RTY Index, you will lose money on your investment, even if the OEX Index has increased over the term of the Outperformance PLUS.

Index Specific Risks Factors

▪
Adjustments to the OEX Index or the RTY Index could adversely affect the value of the Outperformance PLUS.  S&P or Frank Russell Company may discontinue or suspend calculation or publication of the OEX Index or the RTY Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the Outperformance PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the Outperformance PLUS will be an amount based on the closing prices of the stocks underlying the OEX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as

November 2007	Page 11

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

calculation agent in accordance with the formula for calculating the OEX Index or the RTY Index last in effect prior to such discontinuance.

▪
You have no shareholder rights. As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the OEX Index or the RTY Index.

Secondary Market Specific Risk Factors

▪
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the market price of the Outperformance PLUS, including: the value and performance of the OEX Index and the RTY Index at any time, and in particular, whether the OEX Index is outperforming or underperforming the RTY Index; changes in the volatility (frequency and magnitude of changes in values) of the OEX Index and the RTY Index; interest and yield rates in the market; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the OEX Index and the RTY Index or stock markets generally and that may affect the closing values of the OEX Index and the RTY Index on the valuation date; the time remaining until the Outperformance PLUS mature; the dividend rate on the respective stocks underlying the OEX Index and the RTY Index; and our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your Outperformance PLUS prior to maturity.

▪
Secondary trading may be limited.  There may be little or no secondary market for the Outperformance PLUS.  Although we will apply to list the Outperformance PLUS on the American Stock Exchange LLC under the symbol “RAO,” it is not possible to predict whether the Outperformance PLUS will meet the requirements for listing, and we do not expect to announce whether or not the Outperformance PLUS will meet the listing requirements prior to the pricing of the Outperformance PLUS.  In addition, the Outperformance PLUS could be delisted under certain circumstances, such as the delisting of the underlying stock.  MS & Co. currently intends to act as a market maker for the Outperformance PLUS but is not required to do so.  Because it is not possible to predict whether the market for the Outperformance PLUS will be liquid or illiquid, you should be willing to hold your Outperformance PLUS to maturity.

▪
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity could potentially affect the value of the Outperformance PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the OEX Index, the RTY Index or their component stocks), including trading in the stocks underlying the OEX Index and/or trading short in the stocks underlying the RTY Index, and by taking positions in futures contracts on the OEX Index and the RTY Index as well as in other instruments related to the OEX Index and the RTY Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the OEX Index and the RTY Index and other financial instruments related to the OEX Index and the RTY Index and the stocks underlying the OEX Index and the RTY Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the OEX Index and/or decrease the value of the RTY Index and, as a result, could adversely affect the values at which the OEX Index and the RTY Index must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the values of the OEX Index and the RTY Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

November 2007	Page 12

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Other Risk Factors

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The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain. Please read the discussion under “Fact Sheet―General Information―Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Outperformance PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Outperformance PLUS, the timing and character of income on the Outperformance PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Outperformance PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Outperformance PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying pricing supplement.

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Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors.  As calculation agent, MS & Co. will determine the OEX Index initial value, the RTY Index initial value, the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return, the outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.

November 2007	Page 13

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Information About the Indices

The OEX Index
The S&P 100® Index is calculated by Standard and Poor’s.  It is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the OEX Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity market.

The RTY Index
The Russell 2000® Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000® Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.

Historical Information
The following tables set forth the high and low closing values, as well as end-of-quarter closing values, of the OEX Index and the RTY Index for each quarter in the period from January 1, 2002 through October 22, 2007.  On October 22, 2007, the index closing value of the OEX Index was 702.63 and the index closing value of the RTY Index was 810.08.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the OEX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the OEX Index and the RTY Index on the valuation date.  We cannot give you any assurance that the performance of the OEX Index over the term of the Outperformance PLUS will be greater than the performance of the RTY Index so that you will receive a payment at maturity greater than the $10 stated principal amount.

November 2007	Page 14

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

OEX Index	High	Low	Period End
2002
First Quarter	598.61	548.58	577.87
Second Quarter	576.68	482.57	490.12
Third Quarter	492.66	396.75	407.25
Fourth Quarter	480.36	392.69	444.75
2003
First Quarter	474.31	406.74	429.13
Second Quarter	510.56	435.00	490.39
Third Quarter	522.60	486.66	498.56
Fourth Quarter	550.78	510.33	550.78
2004
First Quarter	573.44	534.49	551.13
Second Quarter	562.86	530.40	553.87
Third Quarter	549.01	519.56	534.86
Fourth Quarter	577.16	524.00	575.29
2005
First Quarter	584.43	555.90	561.86
Second Quarter	572.34	543.60	558.07
Third Quarter	577.51	558.58	566.80
Fourth Quarter	583.24	544.50	570.00
2006
First Quarter	594.79	568.76	587.75
Second Quarter	603.82	560.70	579.56
Third Quarter	621.54	566.62	620.03
Fourth Quarter	664.42	619.24	660.41
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter (through October 22, 2007)	729.79	700.31	702.63

November 2007	Page 15

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

RTY Index	High	Low	Period End
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.30
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter (through October 22, 2007)	845.72	798.79	810.08

November 2007	Page 16

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

The following graph plots the respective historical percentage performances of the OEX Index and the RTY Index for the period January 1, 2002 to October 22, 2007, using the values of the indices on January 1, 2002 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

OEX Index Performance vs RTY Index Performance January 1, 2002 to October 22, 2007

November 2007	Page 17